13 Month Barrier Securities Linked to AMD
Preliminary Terms
This summary of terms is not complete and should be read with the preliminary pricing supplement below
Issuer:	Citigroup Global Markets Holdings Inc.
Guarantor:	Citigroup Inc.
Underlying:	Advanced Micro Devices, Inc. (ticker: “AMD”)
Pricing date:	June 18, 2024
Valuation date:	July 18, 2025
Maturity date:	July 23, 2025
Return amount:	$1,000 × the underlying return × the upside participation rate
Upside participation rate:	150.00%
Maximum return at maturity:	At least 36.30%**
Final barrier value:	65.00% of the initial underlying value
Equity ratio:	The stated principal amount divided by the initial underlying value
CUSIP / ISIN:	17331AUZ2 / US17331AUZ29
Initial underlying value:	The closing value on the pricing date
Final underlying value:	The closing value on the valuation date
Underlying return:	(Final underlying value - initial underlying value) / initial underlying value
Payment at maturity:
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If the final underlying value is greater than the initial underlying value: $1,000 + the return amount, subject to the maximum return at maturity
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If the final underlying value is less than or equal to the initial underlying value but greater than or equal to the final barrier value: $1,000
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If the final underlying value is less than the final barrier value: a fixed number of underlying shares of the underlying equal to the equity ratio (or, if we elect, the cash value of those shares based on the final underlying value)
If the final underlying value is less than the final barrier value, you will receive underlying shares (or, in our sole discretion, cash) that will be worth significantly less than the stated principal amount of your securities, and possibly nothing, at maturity.
All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.

Stated principal amount:	$1,000 per security
Preliminary pricing supplement:	Preliminary Pricing Supplement dated June 6, 2024
* Assumes that the closing value of the underlying on the valuation date is the same as the closing value of the underlying on the maturity date.
** The actual maximum return at maturity will be determined on the pricing date.
*** The diagram and the hypotheticals assume the lowest return at maturity.
Hypothetical Payment at Maturity per Security***
■ The Underlying	■ The Securities
	Hypothetical Underlying Return on Valuation Date	Hypothetical Security Return	Hypothetical Payment at Maturity or Cash Value of Underlying Shares Received at Maturity
	100.00%	36.30%	$1,363.00
D	50.00%	36.30%	$1,363.00
	24.20%	36.30%	$1,363.00
	24.19%	36.285%	$1,362.85
C	5.00%	7.50%	$1,075.00
	0.00%	0.00%	$1,000.00
B	-17.50%	0.00%	$1,000.00
	-35.00%	0.00%	$1,000.00
	-35.01%	-35.01%	$649.90
A	-50.00%	-50.00%	$500.00

Selected Risk Considerations	Additional Information
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You may lose a significant portion or all of your investment. If the final underlying value is less than the final barrier value, you will not receive the stated principal amount of your securities at maturity and, instead, will receive underlying shares of the underlying (or, in our sole discretion, cash based on the value thereof) that will be worth significantly less than the stated principal amount and possibly nothing. There is no minimum payment at maturity on the securities, and you may lose up to all of your investment.
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Your potential return on the securities is limited to the maximum return at maturity.
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The securities do not pay interest.
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You will not receive dividends or have any other rights with respect to the underlying.
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Your payment at maturity depends on the closing value of the underlying on a single day.
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The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If Citigroup Global Markets Holdings Inc. defaults on its obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities.
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The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity.
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The estimated value of the securities on the pricing date will be less than the issue price. For more information about the estimated value of the securities, see the accompanying preliminary pricing supplement.
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The value of the securities prior to maturity will fluctuate based on many unpredictable factors.
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The issuer and its affiliates may have conflicts of interest with you.
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The U.S. federal tax consequences of an investment in the securities are unclear.

Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed registration statements (including the accompanying preliminary pricing supplement, product supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the accompanying preliminary pricing supplement, product supplement, prospectus supplement and prospectus in those registration statements (File Nos. 333-270327 and 333-270327-01) and the other documents Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Global Markets Holdings Inc., Citigroup Inc. and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request these documents by calling toll-free 1-800-831-9146.
Filed pursuant to Rule 433

The above summary of selected risks does not describe all of the risks associated with an investment in the securities. You should read the accompanying preliminary pricing supplement and product supplement for a more complete description of risks relating to the securities.

This offering summary does not contain all of the material information an investor should consider before investing in the securities. This offering summary is not for distribution in isolation and must be read together with the accompanying preliminary pricing supplement and the other documents referred to therein, which can be accessed via the link on the first page.